Exhibit 99.1

The Home Depot Announces First Quarter Results;
Supports Associates with Approximately $850 Million of Expanded Benefits;
Suspends 2020 Business Outlook;
Declares Quarterly Dividend of $1.50 Per Share

ATLANTA, May 19, 2020 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $28.3 billion for the first quarter of fiscal 2020, a 7.1 percent increase from the first quarter of fiscal 2019. Comparable sales for the first quarter of fiscal 2020 were positive 6.4 percent, and comparable sales in the U.S. were positive 7.5 percent.

“As the COVID-19 pandemic evolved, we anchored to the core values of our Company by focusing on two key priorities: working to ensure the safety and well-being of our associates and customers, and providing our customers and communities with essential products. We took early and decisive action to intentionally limit customer traffic in our stores which we believe had a significant impact to sales in many markets,” said Craig Menear, chairman, CEO, and president. “Even with these actions, the robust and flexible interconnected infrastructure that we have invested in for over a decade allowed us to quickly adapt to changing customer preferences and achieve strong sales performance in the quarter.”

In support of these two objectives, the Company took several actions to prioritize safety and enhance associate benefits. To promote a safe environment for associates and customers, the Company implemented a number of operational changes in mid-March, including closing stores earlier to allow more time for sanitation and replenishing of essential products, limiting customer traffic in stores, and canceling traffic-driving events such as Spring Black Friday.

To support its associates during the COVID-19 pandemic, the Company took the following actions:
▪Expanded paid time off for all hourly associates with additional hours that can be used at their discretion and will be paid out at year-end if not used;
▪Provided additional paid time off for associates who are 65 and older or deemed to be at higher risk according to CDC guidelines;
▪Provided weekly bonuses for hourly associates in our stores and distribution centers, and doubled overtime pay; and
▪Extended dependent care benefits and waived related co-pays.

As a result of the actions taken to support our associates, the Company incurred a total of approximately $850 million of pre-tax expense, or approximately $640 million after tax, equaling $0.60 per diluted share.

Net earnings for the first quarter of fiscal 2020 were $2.2 billion, or $2.08 per diluted share, compared with net earnings of $2.5 billion, or $2.27 per diluted share, in the same period of fiscal 2019. For the first quarter of fiscal 2020, diluted earnings per share decreased 8.4 percent from the same period in the prior year.

“I want to thank our associates and express how grateful and proud I am of the resilience and strength that our teams have demonstrated as we navigate these extraordinary circumstances together,” said Menear.

Fiscal 2020 Guidance

While sales trends were strong at the end of the first quarter and into the first two weeks of the second quarter, as a result of the uncertainty related to the duration of COVID-19 and its impact on the broader economy, the Company is suspending its previously communicated fiscal 2020 guidance.

Dividend Declaration

The Company today announced that its board of directors declared a first quarter cash dividend of $1.50 per share. The dividend is payable on June 18, 2020, to shareholders of record on the close of business on June 4, 2020. This is the 133rd consecutive quarter the Company has paid a cash dividend.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the first quarter, the Company operated a total of 2,293 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the impact on our business, operations and financial results of the COVID-19 pandemic (which, among other things, may affect many of the items listed below); the demand for our products and services; net sales growth; comparable sales; effects of competition; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, suppliers and vendors; international trade disputes, natural disasters, public health issues (including pandemics and related quarantines, shelter-in-place orders, and similar restrictions), and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products or services; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes; store openings and closures; guidance for fiscal 2020 and beyond; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 2, 2020 and in our subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Isabel Janci	Stephen Holmes
Vice President of Investor Relations and Treasurer	Vice President of Corporate Communications
770-384-2666	770-384-5075
isabel_janci@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended
in millions, except per share data	May 3, 2020	May 5, 2019	% Change
Net sales	$28,260	$26,381	7.1%
Cost of sales	18,635	17,364	7.3
Gross profit	9,625	9,017	6.7
Operating expenses:
Selling, general and administrative	5,829	4,940	18.0
Depreciation and amortization	520	480	8.3
Total operating expenses	6,349	5,420	17.1
Operating income	3,276	3,597	(8.9)
Interest and other (income) expense:
Interest and investment income	(17)	(15)	13.3
Interest expense	324	288	12.5
Interest and other, net	307	273	12.5
Earnings before provision for income taxes	2,969	3,324	(10.7)
Provision for income taxes	724	811	(10.7)
Net earnings	$2,245	$2,513	(10.7)%

Basic weighted average common shares	1,073	1,101	(2.5)%
Basic earnings per share	$2.09	$2.28	(8.3)

Diluted weighted average common shares	1,077	1,106	(2.6)%
Diluted earnings per share	$2.08	$2.27	(8.4)

	Three Months Ended
Selected Sales Data (1)	May 3, 2020	May 5, 2019	% Change
Customer transactions (in millions)	374.8	390.0	(3.9)%
Average ticket	$74.70	$67.31	11.0
Sales per retail square foot	$466.58	$435.18	7.2
 —————
(1)Selected Sales Data does not include results for the legacy Interline Brands business, now operating as a part of The Home Depot Pro.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	May 3, 2020	May 5, 2019	February 2, 2020
Assets
Current assets:
Cash and cash equivalents	$8,696	$1,882	$2,133
Receivables, net	2,610	2,317	2,106
Merchandise inventories	14,989	15,495	14,531
Other current assets	982	859	1,040
Total current assets	27,277	20,553	19,810
Net property and equipment	22,697	22,270	22,770
Operating lease right-of-use assets	5,634	5,629	5,595
Goodwill	2,220	2,250	2,254
Other assets	909	813	807
Total assets	$58,737	$51,515	$51,236

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$—	$372	$974
Accounts payable	10,056	10,311	7,787
Accrued salaries and related expenses	1,974	1,418	1,494
Current installments of long-term debt	4,200	1,084	1,839
Current operating lease liabilities	853	793	828
Other current liabilities	6,265	5,695	5,453
Total current liabilities	23,348	19,673	18,375
Long-term debt, excluding current installments	31,622	26,804	28,670
Long-term operating lease liabilities	5,075	5,145	5,066
Other liabilities	2,182	2,036	2,241
Total liabilities	62,227	53,658	54,352
Total stockholders’ (deficit) equity	(3,490)	(2,143)	(3,116)
Total liabilities and stockholders’ equity	$58,737	$51,515	$51,236

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
in millions	May 3, 2020	May 5, 2019
Cash Flows from Operating Activities:
Net earnings	$2,245	$2,513
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	607	547
Stock-based compensation expense	88	86
Changes in working capital	2,834	1,471
Changes in deferred income taxes	(68)	5
Other operating activities	31	91
Net cash provided by operating activities	5,737	4,713

Cash Flows from Investing Activities:
Capital expenditures	(586)	(681)
Proceeds from sales of property and equipment	8	6
Other investing activities	—	(13)
Net cash used in investing activities	(578)	(688)

Cash Flows from Financing Activities:
Repayments of short-term debt, net	(974)	(967)
Proceeds from long-term debt, net of discounts and premiums	4,960	—
Repayments of long-term debt	(27)	(15)
Repurchases of common stock	(791)	(1,368)
Proceeds from sales of common stock	18	34
Cash dividends	(1,611)	(1,499)
Other financing activities	(125)	(98)
Net cash provided by (used in) financing activities	1,450	(3,913)
Change in cash and cash equivalents	6,609	112
Effect of exchange rate changes on cash and cash equivalents	(46)	(8)
Cash and cash equivalents at beginning of period	2,133	1,778
Cash and cash equivalents at end of period	$8,696	$1,882
—————
Note: Effective February 3, 2020, we reclassified cash flows relating to book overdrafts from financing to operating activities for all periods presented on the Consolidated Statement of Cash Flows. The amounts of these reclassifications were not material.